EXHIBIT 2.11

STOCK PURCHASE AGREEMENT

Among

PROSPECT MEDICAL GROUP, INC.,

A CALIFORNIA PROFESSIONAL CORPORATION

Purchaser

And

GENESIS HEALTHCARE OF SOUTHERN

CALIFORNIA, INC., A MEDICAL GROUP, A

CALIFORNIA PROFESSIONAL CORPORATION

Company

And

MITCHELL W. LEW, M.D.

Seller

November 1, 2005

STOCK PURCHASE AGREEMENT

                This Stock Purchase Agreement (the “Agreement”) is entered into this 1st day of November, 2005 by and among Prospect Medical Group, Inc., a California professional corporation (“Purchaser”), Mitchell W. Lew, M.D. (“Seller”), and Genesis Healthcare of Southern California, Inc., a Medical Group, a California professional corporation (“Company”).

RECITALS

A.            Company is a licensed California professional corporation that operates as an independent practice association and, as such, contracts with physicians (“Company Provider Contracts”) and providers of ancillary services (“Company Ancillary Service Contracts”) to provide professional medical services to patients (“Company Enrollees”) through capitated contracts with health maintenance organizations (“Company Health Plans”).

B.            Company is authorized to issue (i) Five Hundred Thousand (500,000) shares of its no par value Class A common stock, of which 10,000 may be designated as Class A — Series One common stock and 490,000 may be designated as Class A — Series Two common stock, of which 6,000 shares of Class A — Series One, and 262,500 shares of Class A — Series Two, are presently issued and outstanding; and (ii) Five Hundred Thousand (500,000) shares of its no par value Class B common stock, of which no shares are presently issued and outstanding (such issued and outstanding common stock of the Company is hereinafter referred to as the “Stock”).

C.            Seller owns of record and beneficially all of the issued and outstanding Stock.

D.            Purchaser is a licensed California professional corporation that operates as an independent practice association and as such provides professional medical services to patients primarily through capitated contracts with health maintenance organizations.

E.             Prospect Medical Holdings, Inc., a Delaware corporation, through its wholly owned subsidiary Prospect Medical Systems, Inc., a Delaware corporation, provides management and administrative services to Purchaser pursuant to a long-term management services agreement.

F.             Seller desires to sell and Purchaser desires to purchase all of the Stock of Seller, on the terms and conditions set forth in this Purchase Agreement, making Company a wholly owned subsidiary of Purchaser.

                NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

                NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and representations, warranties, agreements and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF STOCK

1.1           Closing Date. The consummation of the sale of the Stock to Purchaser and the other transactions contemplated by this Agreement (collectively, the “Transaction”), shall take place simultaneous with the execution of this Agreement (the “Closing”) on November 1, 2005 (the “Closing Date”).

1.2           Transfer of Stock. At the Closing, the Seller will deliver to Purchaser one or more certificates representing all of the Stock, as set forth in Schedule 1.2. Such stock certificates will be duly endorsed in blank for transfer or shall be presented with stock powers duly endorsed in blank, with such other documents as may be reasonably required by Purchaser to effect a valid transfer of such the Stock by the Seller, free and clear of any claims, demands, liens, mortgages, encumbrances, pledges, security interests, and restrictions of any kind (collectively, “Liens”).

1.3           Purchase Price and Payment.  Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of the parties hereto and in consideration of the sale and transfer of the Stock, Purchaser shall pay to Seller, a total purchase price of Eight Million Dollars ($8,000,000) on the Closing Date (the “Purchase Price”). The Purchase Price shall be paid by way of a wire transfer of immediately available funds into a deposit account designated in writing by Seller prior to the Closing Date.

1.4           Non-Competition Agreement. As additional consideration for the execution of this Agreement and the Transaction, Seller shall enter into a non-competition agreement in the form set forth in Exhibit A attached hereto, which, among other things, will contain a restriction on competition with Purchaser and Purchaser’s affiliates for a period of 3 years following the Closing Date (the “Non-Competition Agreement”).

1.6           Purchase Price Allocation.  The parties agree that they shall allocate the Purchase Price as shown in Schedule 1.6, and agree that they shall use such allocation for purposes of federal and state tax reporting, including Form 8594.

1.7           Fair Market Value.  The parties agree that the Purchase Price reflects the aggregate fair market value of the Stock and the Non-Competition Agreement.

1.8           Sales and Transfer Taxes on the Sale of the Stock. Any sales and transfer taxes, if any, related to the sale of the Stock shall be borne by Seller.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

In order to induce Purchaser to enter into this Agreement and to consummate the Transaction, Company and Seller, jointly and severally, make the representations and warranties set forth in this Article 2.

2.1           Organization; Subsidiaries. Company is a California professional corporation duly organized, validly existing and in good standing under the laws of the State of California. Company has all requisite corporate power and authority to own, lease, and operate its business and to carry on its business as currently being conducted. Company is duly qualified to transact its business in the State of California and does not conduct business in any other state. Company has no partially-owned or wholly-owned subsidiaries.

2.2           Minute Book and Stock Records. The minute books and stock records of Company are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of Company’s minute books and stock records, including Company’s Articles of Incorporation and By-laws and all amendments to both, have previously been delivered to Purchaser. Company is not in default under or in violation of any provision of its Articles of Incorporation or its By-laws.

2.3           Authorization. Company has the corporate power and authority to enter into this Agreement and to consummate the Transaction. All actions on the part of Seller and Company necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transaction has been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Company and Seller, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally and except as enforceability is subject to general principles of equity

.

2.4           No Consent Required. Neither the execution and delivery of this Agreement nor the performance by it of its obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that has not been obtained and delivered to Purchaser.

2.5           No Violation of Other Agreements; No Conflicts.

(a)           Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which Company or Seller is a party or by which Company or Seller may be bound.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein, will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)            contravene, conflict with, or result in a violation of any provision of the organizational documents of Company;

(ii)           contravene, conflict with, or result in a violation of any order, judgment or decree to which Company or Seller may be subject; or

(iii)          contravene, conflict with or result in a violation of any of the terms or requirements, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Company.

2.6           Capital Structure. The authorized capital stock of Company consists of One Million (1,000,000) shares of common stock, of which Five Hundred Thousand (500,000) shares constitute Class A common stock, no par value, and Five Hundred Thousand (500,000) constitute Class B common stock.  Of the 500,000 shares of Class A common stock authorized, 10,000 may be designated as Class A — Series One common stock and 490,000 may be designated as Class B — Series Two common stock. There are currently 6,000 shares of Class A — Series One, and 262,500 shares of Class A — Series Two, presently issued and outstanding No shares of Class B common stock are issued and outstanding. All outstanding shares are validly issued, fully paid and nonassessable and are owned by Seller. There are no shares of Company’s capital stock held in Company’s treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Company, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights outstanding with respect to any of the capital stock of Company nor are there any instruments, or agreements giving anyone the right to acquire any such rights.

2.7           Financial Statements. Seller has previously delivered to Purchaser all financial statements, books, and records related to the operations of Company, including but not limited to, (i) the balance sheets and income statements of Company (the “Year End Financial Statements”), for the years ended December 31, 2002, December 31, 2003 and December 31, 2004 (the latter being the “December 2004 Year End Financial Statements”) and (ii) the interim balance sheets and income statements of Company for the subsequent monthly periods (the “Interim Financial Statement”) through and including September 2005 (the “September 2005 Interim Financial Statement”) and all supporting documents and schedules for the Interim Financial Statements. The Year End Financial Statements (including the December 2004 Year End Financial Statements) and the Interim Financial Statements (including the September 2005 Interim Financial Statements) be collectively referred to herein from time to time as the “Financial Statements”.  The Financial Statements fairly and accurately represent the financial condition and results of operation of Company as of the date and for the periods set forth therein and the Financial Statements do not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. As used herein, “GAAP” means U.S. generally accepted accounting principles consistently applied. Since the date of the December 2004 Year End Financial Statements there has not been any material adverse change to the financial condition of Company as shown on the December 2004 Year End Financial Statements.

2.8           No Undisclosed Liabilities. Company does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for those shown on the September 2005 Interim Financial Statement.

2.9           Tax Matters. From the date of incorporation until December 31, 2001, Company was a C corporation.                Commencing January 1, 2002, Company has been a validly elected S corporation within the meaning of Internal Revenue Code Sections 1361 and 1362 for federal and state purposes and will continue to be a S corporation up through the Closing Date. Since its date of incorporation, Company has timely filed all income and franchise tax returns required to be filed by it and has timely paid in full all Taxes (defined below) owed by it for the periods ending on December 31, 2004 and has properly accrued, in accordance with generally accepted accounting principles, on the Financial Statements all Taxes for all periods thereafter up to and including September 2005. Company has accrued all Taxes owing for the period commencing January 1, 2005 through the Closing Date.  All tax returns filed by or on behalf of Company are true, accurate and complete in all material respects. Except as provided in Schedule 2.9, (i) no action or proceeding for the assessment or collection of any Taxes is pending against Company, (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal or state income tax returns of Company have been audited or examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.          All Taxes that Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. “Taxes” means taxes, charges, fees, levies, or assessments including, without limitation, income, excise, property, withholding, payroll, sales and franchise taxes, imposed by federal, state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

2.10         Title to the Stock. Seller is the owner, beneficially and of record, of one hundred percent (100%) of the outstanding capital stock of Company. Seller owns the Stock free and clear of all Liens. At the Closing, Purchaser will acquire good title to the Stock free and clear of all Liens.

2.11         Real Property.

                (a)           Company does not own any real property, nor has it ever owned any real property.

                (b)           Schedule 2.11(b) contains a true, correct and complete list and summary of all leases, subleases and other agreements under which Company uses or has the right to occupy any real property.

2.12         Tangible Personal Property.

                (a)           Company has good, marketable and valid title to all tangible personal property owned by it free and clear of all Liens.

                (b)           Each item of furniture, equipment and other tangible personal property with an original cost of $500 or more that is owned by Company and used in the conduct of its business is listed in Schedule 2.12(b) (the “Tangible Personal Property”).

                (c)           All items constituting the Tangible Personal Property have been retained by Company and considered part of the Transaction. None of the Tangible Personal Property is being be sold nor is it encumbered by a Lien except as specifically contemplated by this Agreement. All of the Tangible Personal Property are in working condition and operating in the ordinary course of business of Company.

2.13         Intellectual Property. Schedule 2.13 lists all intellectual property owned by Company. Except for the name Edward Medical Group II, Inc., Company has not operated during the past five (5) years under any name other than the name as set forth in the preamble located on the first page of this Agreement. Company has applied for and received a fictitious name permit from the California Medical Board to use the name Genesis Healthcare of Southern California, a Medical Group, which permit is outstanding and active as of the Closing Date. Company does not, nor does it know of any reason it would be obligated to pay, any royalties, license fees or other amounts to any person or entity as a result of the use of its name. To the knowledge of Company, its use of such name does not infringe on the rights of any third party.

2.14         Contracts. Schedule 2.14 sets forth a list of all contracts, agreements, leases, documents, instruments, loan agreements, security agreements, arrangements, and commitments (whether oral or written) to which Company is bound (the “Contracts”), which Contracts shall specifically include all Contracts with the Company Health Plans, all Company Provider Contracts and the Company Ancillary Service Contracts. Company has delivered to Purchaser a correct and complete copy of each Contract; except in the case of the Company Provider Contracts and the Company Ancillary Service Contracts where Company has provided Purchaser the form of each such contract. Company represents that the Company Provider Contracts are identical, except for the name of the physician and such physician’s rates, to one of the following forms provided to Purchaser (i) (PCP (Individual) — Capitated, (ii) PCP (Group) — Capitated, (iii) Specialist Physician Agreement — Fee for Service and (iv) Specialist Agreement — Capitated. Company represents that each Company Ancillary Service Contract is identical to the Ancillary Services Agreement — Fee for Service form provided to Purchaser, except for the name of the ancillary provider, the description of the particular ancillary services to be provided thereunder, and such provider’s rates. Each of the Contracts is a legal, valid, binding, enforceable agreement of Company, in full force and effect, and have been entered into in the ordinary course of business or otherwise, consistent with past practice, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity. There is not now and, to the knowledge of Company, there has not been claimed or alleged by any person or entity, that a default exists, or an event that with notice or lapse of time or both would constitute a default or event of default, on the part of Company, or to the knowledge of Company, any other party. Except for the consent of the Company Health Plans to the Transaction, no consent from, or notice to any third person or governmental entity is required in order to maintain in full force and effect any of the Contracts, other than consents that have been obtained and are unconditional and in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity, or consents that will be obtained which will be unconditional and in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.               To the knowledge of the Company, there are (i) no material disputes, facts or circumstances that would jeopardize Company’s right to payment under any Contract with the Company Health Plans, and (ii) no revocations, suspensions or threatened revocations or suspensions of any Contract with Company Health Plans. To the knowledge of Company, the transaction contemplated herein shall not result in the termination, revocation, suspension, alteration or otherwise of any of the Contracts with Company Health Plans.     Attached as Exhibit B is a true, correct and complete copy of the management agreement between American Medical Management, Inc. (“Management Company”) and Company (the “Management Agreement”), as amended effective November 1, 2005.

2.15         Legal Proceedings. Except as set forth on Schedule 2.15 (“Existing/Threatened Claims”), there is no pending claim, suit, action, legal or administrative proceeding (“Proceeding”), and, to the knowledge of Company, no person, entity or authority (including, but not limited to, any employee, agent, contractor or provider of Company) has threatened to commence any Proceeding or any investigation that could lead to a Proceeding: (i) against or relating to Company (including, without limitation, any workers’ compensation, Equal Employment Opportunity Commission or Americans With Disability Act claims) or Company’s shareholders or employees ; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction. To the knowledge of Company, no person, entity or authority (including, but not limited to, any employee, agent, contractor or provider of Company) has threatened to commence any Proceeding or any investigation that could lead to a Proceeding against any employee, agent, contractor or provider of any of Company for conduct which would give rise to a potential indemnification obligation of Company. There is no outstanding order, judgment, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, to which Company or any of the other assets owned or used by Company, is subject that has not been fully complied with to the satisfaction of such governmental entity. The insurance coverage of Company as of the date hereof is sufficient to fully cover all fees, expenses and costs, including attorney fees relating to the defense of the Existing/Threatened Claims and all settlement and judgment amounts pertaining to such actions, subject to the policy deductibles and policy limits. The parties acknowledge the indemnification obligation of Seller for the Existing/Threatened Claims as set forth in Article 7 of this Agreement. Irrespective of Seller’s indemnification obligations, the parties agree that on and after the Closing Date, Purchaser and Company shall be entitled to, and Seller shall reasonably cooperate in providing, status reports of such Existing/Threatened Claims from the insurance carrier and/or defense counsel, as applicable.

                2.16         Compliance with Laws. The Company is not is in violation of any law, rule, regulation or administrative or judicial order pertaining to the assets or the business of Company (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order applicable to any of Company (as opposed to a law, rule, regulation or administrative or judicial order only applicable to the Purchaser) that any part of the Transaction would violate, which would have an adverse effect on the assets or the business of the Company or would have the effect of delaying, making illegal or otherwise interfering with, any part of the Transaction. To the best of its knowledge, Company has no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

2.17         Employees. Set forth on Schedule 2.17 are the following:

                (a)           A complete and accurate list of the names, titles, dates of hire and rates of pay of all employees of Company as of the date hereof. Except as set forth separately on Schedule 2.17, (1) all employees are “at will” employees and no written or oral employment, consultant or independent contractor agreement exists with respect to Company to which Company may be bound, (2) no employees are members of a labor union in connection with their employment with Company or subject to a collective bargaining agreement with Company, and (3) to the knowledge of Company, no employees are subject to or party to any contract or agreement restricting their ability to freely engage or compete in any business.

                (b)           A description of each employee benefit or compensation plan, including without limitation, pension, retirement, deferred compensation, profit sharing, bonus or incentive, medical, dental, health insurance and life insurance or other employee benefit plans, arrangements or undertakings of Company applicable to its employees; and

                (c)           A complete and accurate list of all holiday and vacation pay accrued as of September 30, 2005 for all employees of Company.

                Except as set forth in Schedule 2.17, the Company is not a party to, bound by, nor does it maintain or make any contribution to, nor has it incurred any expense with respect to any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan, program, arrangement or undertaking, whether or not legally binding (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of the federal Employee Retirement Income Security Act (“ERISA”)), under which employees of Company are eligible to participate or derive a benefit (collectively “Employee Plans” and individually “Employee Plan”).

                (d)           There is no liability of Company which has not been properly accrued on the Financial Statements for any Employee Plan or unpaid compensation, tax withholdings, wrongful termination, Federal Insurance Contribution Act and disability payments of any kind with respect to any employee or independent contractor providing services to Company, including without limitation, vacation pay, sick leave pay, personal day pay, severance pay and bonus pay.

2.18         Insurance. Schedule 2.18 contains a list of all insurance policies maintained by or for the benefit of Company through the Closing Date, including errors and omission, stop-loss

(reinsurance), directors and officers, general liability, worker’s compensation and malpractice insurance policies (the “Insurance Policies”). All Insurance Policies are in full force and effect on the date hereof as evidenced by certificates of insurance for each Insurance Policy, of which true and correct copies of such have been delivered to Purchaser. Neither the Company nor the Seller has received any notification from any insurance carrier regarding the possible cancellation or material limitation of any such Insurance Policies, all of which will be in effect at the Closing Date unless provision has been made for the cancellation thereof as of the Closing Date with the consent of Purchaser.

2.19         Management; Powers of Attorney. Schedule 2.19 sets forth all current appointed and acting officers and directors of Company (or other applicable managers or governing board members) and lists all general and special powers of attorney granted by Company, including the names of the attorneys-in-fact appointed under those powers of attorney and the respective dates in which those powers were granted.

2.20         No Bankruptcy Proceedings. The Company has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, property or business, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, property or business, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

2.21         Licensure. As of the date hereof, each of the employees or independent contractors of Company who is required to be licensed in connection with the delivery of health care services is duly licensed in the State of California without restriction.

2.22         Environmental. Company has complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to its business and its assets.            To the knowledge of Company, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health (“Environmental Laws”)), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs or PCBs, have been released, emitted or discharged or are currently located in, on, under, or about the real property on which the assets or the business of the Company are located. The assets of Company and its use thereof, and the Company’s operation of its business, are not in violation of any Environmental Laws nor any occupational, safety and health law now in effect.

2.23         Business Relations. To the knowledge of the Company, no Company Health Plan will cease to do business with the Company or will materially decrease the volume of business with the Company, after, or as a result of, the consummation of the Transaction by Purchaser.

2.24         Confidentiality and Non-Compete Arrangements. Except as set forth in Schedule 2.24, the Company is not a party to, or bound or affected by, any confidentiality or non-compete agreements or arrangements, or any acquisition or sale or other agreements that contain any confidentiality or non-compete agreements or arrangements, that are currently in effect, or are contained in agreements or arrangements that have lapsed but which contain continuing confidentiality or non-compete obligations, agreements or arrangements.

2.25         Inspections. Schedule 2.25 sets forth accurately and fully describes (i) all inspections of the Company by any governmental agency or any consultant at any time during the previous five (5) years; (ii) all matters that were noted by any and all such governmental agency or consultant as requiring correction or modifications that were requested or recommended; and (iii) the present status of each such noted matter.

2.26         Reimbursement. As of the date hereof, all billing practices by Company or by Management Company on its behalf, to all third party payors, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and Company has not billed for or received any payment or reimbursement in excess of amounts permitted by the Company Health Plans or the law.

2.27         Absence of Certain Business Practices. Neither Company nor any of its agents has directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of Company in order to obtain business or payments from such persons; other than entertainment activities in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or is aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

2.28         Permits. Schedule 2.28 sets forth a list of all permits, licenses and approvals from federal, state, local and foreign governmental and regulatory bodies (collectively “Permits”) held by Company. Such Permits constitute all of the Permits necessary to conduct the business of Company in the manner now conducted by Company. No breach of any such Permit currently exists, nor has any event occurred which through the passage of time or the giving of notice or both, would constitute a breach thereunder. There is no proceeding pending or threatened that disputes the validity of any Permit or, to the knowledge of Company, may result in the revocation, cancellation or suspension or any material adverse modification of any Permit.

2.29        No Referrals.   Neither Company, its directors, officers, employees or agents, nor Seller are, or during the past twenty-four months have been, a party to any contract, lease, agreement or arrangement, including but not limited to any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make and did make, receive or influence referrals to or from Company, provide services, lease space, lease equipment or engage in any other venture or activity in any manner which was not in compliance with applicable law.

2.30        Bank Accounts.  A correct and complete list of all bank accounts of Company (“Bank Accounts”) and the persons authorized to access such accounts and to incur indebtedness on behalf of Company, is set forth in Schedule 2.30(a) of this Agreement.  Except for cash securing letters of credit or certificates of deposits pledged as security for the Company Health Plans as set forth on Schedule 2.30(b), all monies in the Bank Accounts constitute “good funds” and are in cash (and not invested in securities of any nature) and subject to immediate withdrawal by Purchaser on or after the Closing Date.  The Company has provided Merrill Lynch, which is the bank where all of the Bank Accounts are located (“Bank”) with all documentation required to be provided by Company to allow the Purchaser access to the funds in the Bank Accounts upon the Closing Date.

2.31        Enrollment Information and Eligibility Reports.   The enrollment information of the Company set forth in the Financial Statements and/or previously provided to Purchaser was prepared from the eligibility reports of the Company Health Plans and are, to the best knowledge of Company, true, accurate and complete.

2.32        Conduct of Business Since September 2005 Interim Financial Statements.  From the date of the September 2005 Interim Financial Statements through the Closing Date, the Company has conducted the business of Company in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, subsequent to September 30, 2005, the Company has not:

                (a)           instituted any new method of purchase, sale, lease, management, accounting or operation or engaged in any transaction or activity, entered into any agreement or made any commitment or amended any existing material agreement other than as contemplated by this Agreement, except in the ordinary course of its business conducted in a manner consistent with past practice (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement);

                                (b)           changed or amended its Articles of Incorporation or By-Laws or proposed any such change or amendment;

                                (c)           offered, issued, authorized or sold any shares of the capital stock or other securities (such term as used in this subsection shall include, without limitation, debt securities) of Company of any kind whatsoever, or acquired directly or indirectly, by redemption or otherwise, any such capital stock, reclassified or split-up any such capital stock, declared or paid any dividends thereon in cash, securities or other property, or made any other distribution with respect thereto, or granted or entered into any stock options, warrants, or other rights to acquire securities of Company or entered into any other contracts or commitments of any kind with respect to the issuance of additional shares of capital stock or other securities of Company;

                                (d)           (i) borrowed or agreed to borrow any funds, whether directly or by way of guaranty or otherwise, or (ii) except in the ordinary course of business conducted in a manner  consistent with past practice (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement), incurred, or assumed or become subject to any obligation or liability (absolute or contingent);

                                (e)           paid, discharged, waived, satisfied, compromised or adjusted any claim, liability or obligation (absolute, accrued, contingent or otherwise) of an amount in excess of $500, other than as contemplated by this Agreement or which occurred in the ordinary course of business conducted in a manner consistent with past practices (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement);

                                (f)            prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was incurred other than as contemplated by this Agreement or which occurred in the ordinary course of business conducted in a manner consistent with past practice (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement);

                                (g)           permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or other encumbrance except in the ordinary course of business conducted in a manner consistent with past practice (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement);

                                (h)           cancelled any debts or waived any claims or rights of substantial value or sold, transferred, or otherwise disposed of any of its properties or assets, except in the ordinary course of business conducted in a manner consistent with past practice (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement);

                                (i)            disposed of any rights to the use of any patent, trademark, service mark, trade name or copyright, or dispose of or disclosed to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                                (j)            granted any general increase in the compensation of officers or employees (including any such increase pursuant to any pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer except (A) in the ordinary course of business conducted in a manner consistent with past practice (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement) and (B) bonuses to certain or all of Company’s employees, including Seller;

                                (k)           appointed or removed from office any officers of Company other than as contemplated by this Agreement;

                                (l)            made any payment to or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of the officers or directors of Company or any other affiliate thereof;

                                (m)          entered into any contract, commitment or transaction not in the usual and ordinary course of its business, other than transactions contemplated by, or referred to in, this Agreement;

                                (n)           changed, or initiated a change of, any of the banking, safe deposit or power of attorney arrangements other than as contemplated by this Agreement;

                                (o)           wrote down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or wrote off as uncollectible any notes or accounts receivable, except for immaterial write-downs of inventory or accounts receivable in the ordinary course of business conducted in a manner consistent with past practice (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement);

                                (p)           merged, consolidated, reorganized or liquidated Company;

                                (q)           filed a voluntary petition on behalf of Company under the U.S. Bankruptcy Code or any other bankruptcy or insolvency law or any other law for relief of debtors;

                (r)            changed, amended or terminated any Company Provider Contract Company Ancillary Service Contract and/or Company Health Plan, except in the ordinary course of its business conducted in a manner consistent with past practice (including those activities or transactions which occurred as a result of Company’s obligations under the Management Agreement);

                                (s)            changed, amended or terminated any employment agreement or entered into any new employment agreements;

                                (t)            made any distribution of cash or other assets to the Seller except as contemplated by this Agreement;

                                (u)           used, reduced or otherwise applied cash of Company to any purpose other than such use, reduction or application (i) as is necessary to operate Company in the ordinary course of business consistent with past practice, (ii) applied to pay bonuses to employees, including Seller, in an amount which will not cause the Company to violate the Required Minimum Cash described in Section 4.9, and/or (iii) which corresponds dollar for dollar with liabilities that have been accrued on the Financial Statements of Company and have been applied to correspondingly reduce such accrued liabilities;

                                (v)           agreed or committed, whether in writing or otherwise, to do any of the foregoing.

2.33        Records of the Company.  The Management Company has confirmed that it is in possession of: (A) the eligibility tapes for each Company Health Plan (B) the physician credentialing records of all the physicians who are a party to the Company Provider Contracts (C) all patient records, including case management reports and notes, claims paid history (at least 24 months), and (D) any and all data relating to Management Company’s management of Company.

2.34        Eligibility Reports.  The Management Company has confirmed that it is in possession of all eligibility reports provided by the HMOs through the most recent month end. Company represents that such eligibility reports are true, accurate and complete to the best of its knowledge.

2.35        Minimum Enrollment Numbers on the Closing Date.  As of the Closing Date, the aggregate number of Company Enrollees is not less than 16,000.

2.36        Payables Incurred On or Before the Closing Date.  All payables incurred on or before the Closing Date, including but not limited to, payroll, payroll taxes and other accrued expenses of Company have been properly accrued on the Financial Statements by Company in the ordinary course of business in accordance with GAAP.

2.37        Employees and Employee Obligations.  Company properly accrued on the Financial Statements all obligations to employees of Company arising out of or in connection with their employment through the Closing Date.

                2.38        Cash on Hand.  On the Closing Date, Company has cash in an amount equal or exceeding the sum of the total dollar amount of liabilities (liabilities include but, are not limited to, IBNR claims payable, accounts payable, taxes payable, etc.) incurred, accrued or otherwise existing as of the Closing Date, and which amount shall include cash sufficient to pay the 338 Taxes defined in Section 5.5(d) (the “Required Minimum Cash”).

2.39        Brokers’ and Finders’ Fees.  None of Company or the Seller has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if Company or the Seller has incurred any such liability, such liability shall be and remain the sole responsibility of Company, and Company shall indemnify, defend and hold the Purchaser harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

2.40        Disclosure.  No representation or warranty by the Company or the Seller contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to the Purchaser by Company or the Seller and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of Company or the Seller pursuant hereto or thereto, or in connection with the Transaction, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                In order to induce Company and the Seller to enter into this Agreement and to consummate the Transaction, Purchaser makes the representations and warranties set forth in this Article 3.

3.1          Organization.  Purchaser is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California.   Purchaser has all requisite corporate power and authority to own, lease, and operate its business and to carry on its business as currently being conducted.  Purchaser is duly qualified to transact its business in the State of California and does not conduct business in any other state.

3.2          Authorization.  Purchaser has the corporate power and authority to enter into this Agreement and to consummate the Transaction.  All actions on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transaction have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Purchaser, enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

3.3          No Consent Required.  Neither the execution and delivery of this Agreement by Purchaser nor the performance by it of its obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that has not been obtained and delivered to Company.

3.4          No Violation of Other Agreements; No Conflicts.

                                (a)           Neither this Agreement nor any part of the Transaction violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which Purchaser is a party or by which Purchaser may be bound.

                                (b)           Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

                                                (i)            contravene, conflict with, or result in a violation of any provision of the organizational documents of Purchaser or Systems;

                                                (ii)           contravene, conflict with, or result in a violation of, any legal requirement or any order, judgment or decree to which either of the Purchaser may be subject; or

                                                (iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by either of the Purchaser.

3.5          Legal Proceedings.  There is no pending Proceeding, and, to the knowledge of Purchaser, no person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.

3.6          Compliance with Laws.   Purchaser is not in violation of any rule, regulation or administrative or judicial order pertaining to the assets or the business of Purchaser (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any part of the Transaction would violate which would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.  To the best of its knowledge, Purchaser has no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

3.7          Brokers’ and Finders’ Fees.  Purchaser has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if Purchaser has incurred any such liability, such liability shall be and remain the sole responsibility of the Purchaser, and the Purchaser shall indemnify, defend and hold Company harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

3.8          Disclosure.             No representation or warranty by Purchaser contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to Company by Purchaser and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of Purchaser pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

[Intentionally omitted]

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

                In order to induce the other party to enter into this Agreement and to consummate the Transaction, Company, and the Seller, joint and severally on the one hand, and Purchaser on the other hand, enter into the agreements set forth in this Article 5.

5.1          Non-Competition Agreement.  As additional consideration for the Transaction, the Seller is simultaneously herewith executing the Non-Competition Agreement.  The portion of the Purchase Price allocated to such Non-Competition Agreement is shown on Schedule 1.6 hereto (“Covenant Allocation”).  The Covenant Allocation shall not be deemed an estimate or measurement of damages incurred or suffered by the Purchaser, the Company in the event of a breach of such Non-Competition Agreement by the Seller.

5.2          Employees.  The parties agree that the Purchaser and Seller are simultaneously herewith executing the employment agreement in the form attached hereto as Exhibit C and that  Purchaser is simultaneously herewith offering employment, on an at-will basis to two employees listed on Schedule 5.2.

5.3          Good Faith.  The Company and the Purchaser agree that they will perform their obligations under this Agreement in good faith.

5.4          Preservation of Relationship With Company Providers.  Seller agrees to use reasonable commercial efforts to assist Purchaser in preserving the Company’s relationship with the Company Providers after the Closing Date.

5.5          Tax Matters; Liability; Preparation  and Filing of Tax Returns.

(a)           Adequate Provision for Taxes. The Financial Statements, including but not limited to the September 2005 Interim Financial Statements, reflect that Company has made adequate provision for accrued but unpaid Taxes owing as of the date of such Financial Statement and the amount of the 338 Taxes referred to in Section 5.5(d).

(b)           Liability for Taxes.  Company has properly accrued on the December 2004 Year End Financial Statements all Taxes imposed on Company (which is a “S” corporation”) or for which Company may otherwise be liable, for all periods up to and including December 31, 2004 and has properly accrued on its books and records, all Taxes imposed on Company or for which Company may otherwise by liable, for the period from January 1, 2005 through the Closing Date (“Company/Seller Tax Period”) and has accrued the amount of the 338 Taxes.    Additionally, Seller shall be liable for any Taxes arising as a result of any breach of the representation contained in Section 2.9 and the covenants contained in this Section 5.5.

(c)           Tax Returns.  The Purchaser will be responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to Company for the periods commencing the Closing Date and which continue thereafter, and the Seller is responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to Company for all periods prior to the Closing Date.    The Seller shall be responsible for and

liable for any Taxes due, with respect to Company, for the Company/Seller Tax Period for the period ending on the Closing Date, including the 338 Taxes.  No later than 30 days before the due date for filing any tax return described in this subsection (c) which is required to be prepared by the Purchaser after Closing involving any Company/Seller Tax Period, the Purchaser will deliver such tax return to Seller for Seller’s review. The Purchaser and Seller will attempt to resolve in good faith any disagreement arising out of any tax return.  If any such disagreement cannot be resolved, the Purchaser and Seller will jointly select an independent accounting firm to act as an arbitrator to resolve such disagreement in accordance with the terms of this Agreement.  The independent accounting firm’s determination with respect to any such tax return will be final and binding upon the parties and all parties will file (or amend, if applicable) their respective tax returns in accordance with such determination.  Any fees and expenses related to the engagement of the independent accounting firm will be shared equally by the Purchaser, on the one hand, and Seller, on the other hand.

(d)           338 Election and 338 Taxes.  Purchaser intends to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) to treat the sale of the Stock (each, a “338 Corporation”) as a sale of assets by each such 338 Corporation for income and franchise tax purposes.  Purchaser and the Seller shall duly and timely file, or cause to be duly and timely filed, any document necessary to effectuate such election including without limitation, federal Form 8023 (and any similar forms required under state or local laws relating to taxes) in accordance with the requirements of Section 338 of the Code (or state or local laws relating to the taxes, as the case may be). The parties shall report the deemed sale consistent with such allocation for all financial, tax or other purposes, shall not take any position inconsistent therewith and shall cooperate with each other to take all actions necessary and appropriate as may be required to effect and preserve such election.  Anything contained in this Agreement to the contrary notwithstanding, the Seller makes no representation or warranty concerning the effectiveness under the Code (or other comparable provision of law) of any election made pursuant to this Section 5.5(d); and, except where such failure is due to a breach by such party of its obligations under this Section 5.5(d), in no event shall the Seller be liable to Purchaser for the failure of any such election to be effective under the Code (or other comparable provision of law).  As between Purchaser on the one hand and Seller on the other hand, Seller shall be responsible for all Taxes payable by Company that are attributable to the Section 338(h)(10) election, including any federal, state, local or foreign Tax attributable to an election under federal, state, local or foreign law similar to the election available under Section 338(h)(10) of the Code (“338 Taxes”).  Seller has caused Company to accrue on its Financial Statements, a dollar amount sufficient to cover all 338 Taxes.  The parties acknowledge that Seller and Seller’s accountant have completed a preliminary allocation of the Purchase Price to the assets of Company to calculate an estimate of the 338 Taxes and derived an estimate of Three Hundred Ninety Thousand Dollars ($390,000) (the “Estimated 338 Tax Amount”).  The parties acknowledge that Company’s accrual of the 338 Taxes will be an amount equal to the Estimated 338 Tax Amount.  However, if it is determined that the actual amount of the 338 Taxes is greater than the Estimated 338 Tax Amount, Purchaser shall notify Seller and within thirty (30) days of such notice, Seller shall pay Purchaser that amount by which such 338 Taxes actually owed exceeded the Estimated 338 Tax Amount.  If it is determined that the actual amount of the 338 Taxes is less than the Estimated 338 Tax Amount, Purchaser shall notify Seller and within thirty (30) days of such notice, Purchaser shall pay Seller the amount by which such Estimated 338 Tax Amount exceeded the amount of 338 Taxes actually owing.

(e)           Contest Provisions.  Promptly after receipt by the Purchaser or Seller of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by the Internal Revenue Service or any state, local or foreign taxing authority having jurisdiction over Company or any of its assets (“Tax Authority”) relating to Taxes of Company with respect to a Company/Seller Tax Period (a “Tax Claim”), the recipient will promptly notify the Purchaser or Seller, as applicable.  Such notice will contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and will include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax Claim.  The Seller will have the right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to any Company/Seller Tax Period as to any issues that could materially affect the Seller’s liability for Taxes or indemnification obligations, and to employ counsel (reasonably acceptable to the Purchaser) of the Seller’s choice at its expense; provided, however, that the Purchaser and their representatives will be permitted, at their expense, to be present at any such audit or proceeding.  Notwithstanding the foregoing, Seller will not be able to settle, either administratively or after the commencement of litigation, any claim for Taxes that would adversely affect the liability for Taxes of any of the Purchaser, the Company without the written consent of the Purchaser, which consent shall not be unreasonably withheld, unless the Seller makes adequate provision to the satisfaction of the Purchaser to indemnify the Purchaser against the effects of any such settlement.  In order to allow the Seller to respond to a Tax Claim involving any Company/Seller Tax Period, the Purchaser agrees to allow Seller reasonable access to the books and records of the Company for periods on or before the Closing Date.

(f)            Assistance and Cooperation.  After the Closing Date, Seller and the Purchaser will:

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns or other reports with respect to sales, transfer and similar Taxes;

(ii) assist the other party in preparing any tax return which such other party is responsible for preparing and filing in accordance with this Section 5.5 (including providing the other party with reasonable access to financial records for such purposes);

(iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns of Company; and

(iv) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Company.

5.6          IBNR Closing Date Reserve Amount. For purpose of determining the accrued IBNR of Company for the Closing Date, Purchaser and Seller have completed an IBNR calculation as of October 31, 2005, based upon the formula set forth on Schedule 5.6 (“Required Closing Date IBNR Reserve”).  Seller represents that the IBNR Reserve of Company on the Closing Date is not less than the Required Closing Date IBNR Reserve.

5.7          Post-Closing IBNR Reconciliation.  Purchaser, as owner of Company after the Closing Date, shall, for the period commencing on the Closing Date and ending twelve (12)

months thereafter, keep an account of claims received on or after the Closing Date for dates of service prior to the Closing Date that are paid from the IBNR funds (“IBNR Related Claims”).  On or prior to the date that is one hundred fifty (150) days after the first anniversary of the Closing Date or the first business day thereafter if such date falls on a Saturday, Sunday or state or federal holiday (the “Reconciliation Date”), Purchaser and Seller shall effect a reconciliation of the IBNR funds, such that any IBNR Reserve that existed on the Closing Date which was not used to pay IBNR Related Claims shall be paid to Seller, and any shortfall in amount of the IBNR Reserve (any amount insufficient to cover all IBNR Related Claims), notwithstanding that on the Closing Date the IBNR Reserve satisfied the amount of the Required Closing Date IBNR Reserve, shall be paid to Purchaser.  Any and all payments owing to the other party under this Section 5.7 shall be paid within fifteen (15) days of the Reconciliation Date.   Amounts owing to either party as a result of the Reconciliation shall have no effect on the Indemnification Cap described in Article 7 hereunder.

5.8          Hospital Incentive Pool Amounts.

(a) Cash Risk Pool Amounts (Calendar Year 2005): Purchaser and Seller agree that Company shall receive a minimum of one hundred fifty thousand dollars ($150,000) of Cash In Hand from risk pools for the calendar year ending December 31, 2005.  For purposes of this subsection (b), “Cash In Hand” is defined as the surplus in a particular pool that exceeds any deficit in that pool, resulting in a cash payment to Company (and therefore indirectly to Purchaser).   If the total Cash In Hand received by the Company from the Company Health Plans for the calendar year ending December 31, 2005 is in an amount less than one hundred fifty thousand dollars ($150,000), Seller agrees to repay Purchaser five hundred thousand dollars ($500,000) of the Purchase Price (“Deficit Cash Risk Pool Refund Credit”).    Purchaser and Seller agree, that within thirty (30) days of the date that the Company, or Purchaser on behalf of the Company, knows the amount of Cash In Hand for the calendar year ending December 31, 2005, Purchaser on behalf of the Company shall provide notice to Seller of the amount of the Cash In Hand received by Company for the calendar year ended December 31, 2005 and the parties shall meet within thirty (30) days of such notice to complete a reconciliation (“Cash Risk Pool Reconciliation Date”).    If on the Cash Risk Pool Reconciliation Date the amount of the Cash In Hand received by the Company for the calendar year ended December 31, 2005 is less than one hundred fifty thousand dollars ($150,000), Seller shall pay Purchaser five hundred thousand dollars ($500,000), constituting the Deficit Cash Risk Pool Refund Credit, within ten (10) calendar days of such Cash Risk Pool Reconciliation Date.  Those risk pools that are in deficit for the calendar year ending December 31, 2005 shall be the sole responsibility of Purchaser.  Purchaser and Seller agree that calendar year 2005 Cash In Hand through the Closing Date is zero.  Amounts owing by Seller to Purchaser as a result of the Cash Risk Pool Reconciliation shall have no effect on the Indemnification Cap described in Article 7 hereunder.

(b) Risk Pool Accounting: As part of its due diligence review of Company, Purchaser has expressed its belief to Seller that the Company’s risk pool accounting practices, as reflected on the Final Statements of Company, should be revised.  Seller has therefore agreed to revise its risk pool accounting practices and, accordingly, has revised its Financial Statements (the “Risk Pool Accounting Revisions”).    Company has agreed that in the event the Risk Pool Accounting Revisions are challenged by any taxing authority, that Purchaser shall indemnify, pursuant to the terms of Section 7.3 hereof, the amount of any interest or penalties incurred by Seller (given the

Company’s Sub S status) to a taxing authority, as a result of the Risk Pool Accounting Revisions made pursuant to this Section 5.8(b).

                5.9          Attorney Fees of Christensen & Auer. The legal fees incurred by Company or Seller in negotiating and drafting documentation in connection with the Transaction shall be paid  (i) with respect to fees incurred prior to the Closing, by the Company in a manner so as not to violate the Required Minimum Cash requirements set forth in Section 4.9, or (ii) with respect to fees incurred on or after the Closing, by Seller out of Seller’s funds.

                5.10        Further Assurances.  The Company and the Purchaser agree that at any time and from time to time after the Closing Date they will execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the Transaction.

ARTICLE 6

DELIVERIES AND CONDITIONS

                6.1          Deliveries by Company and the Seller.  Company and the Seller have delivered the following to the Purchaser:

                                (a)           A copy of the Articles of Incorporation of Company, with all amendments thereto, and certificate of good standing from the State of California, both of which shall be certified as of a date within twenty days prior to the Closing Date by the Secretary of State of California.

                                (b)           A certificate of tax good standing of Company from the Franchise Tax Board issued as of a date within twenty days of the Closing Date.

                                (c)           A certificate of the Secretary of Company dated the Closing Date and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of Company has been taken to authorize the consummation by Company of the Transaction.

                                (d)           The stock books and records, corporate minute books (containing, in all material respects, the originals of all minutes and resolutions ever adopted or consented to or agreed to by the Sellers, directors or any committee of directors of Company) and the corporate seal, if any, of Company.

                                (e)           Spousal Consent of Seller for this Agreement.

                                (f)            Letters of resignation of all officers and directors of Company dated the Closing Date, excepting only the resignation of Seller from his officer position as President/CEO of Company given that Seller shall remain President/CEO of Company after the Closing subject to the terms and conditions of the Employment Agreement.

(g)           Original stock certificates representing the Stock duly endorsed in blank for transfer and presented with stock powers duly endorsed in blank.

(h)                                 The Non-Competition Agreement.

(i)            The Employment Agreement.

(j)            a legal opinion from counsel to Company as to the matters set forth in Exhibit D.

(k)    documentation for filing with the California Medical Board to cancel the fictitious name permit in the name of Seller for the trade name of Company.

                6.2           Deliveries by Purchaser on the Closing Date.  Purchaser has delivered the following to Company.

(a)           Certificate of the secretary of Purchaser dated the Closing Date, and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of Purchaser to authorize the consummation by Purchaser of the Transaction.

(b)           The Non-Competition Agreement.

(c)           The Employment Agreement.

(d)           The Purchase Price described in Section 1.5 hereof.

ARTICLE 7

INDEMNIFICATION; REMEDIES

                7.1           Indemnification Period.  As used in this Article 7, the “Indemnification Period” shall be that period of time commencing on the Closing Date and continuing for 2 years thereafter.

                7.2           Indemnification of Company and Purchaser. Seller shall indemnify, defend and hold harmless Company and Purchaser and their directors, officers, employees, agents and affiliates from and against any and all damage, loss, liability and expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant; and (D) all amounts not covered by insurance) incurred or suffered by Company or Purchaser arising out of (i) any breach of the representations, warranties, covenants or agreements of Company and/or Seller set forth herein; (ii) any failure by Company or the Seller to perform or comply with any covenant or agreement contained in this Agreement that is required to be performed or complied with by Company or the Seller as set forth herein; (iii) the Existing/Threatened Cases and/or (iv) any action against Company arising from or based upon allegations of intentional tortious conduct by Seller, or any officer, employee or agent (including independent contractors) of Company (including, but not limited to, any claims of wrongful termination, sexual harassment, racial or sexual discrimination) (collectively, the “Purchaser Indemnifiable Damages”).  Notwithstanding the foregoing, Seller shall not be obligated to indemnify Company or Purchaser for any Purchaser Indemnifiable Damages that exceed singly or in the aggregate, $1,500,000, with such $1,500,000 amount decreasing at the rate of 1/24 per month for each month after the Closing Date (the “Indemnification Cap”).  Company and Purchaser may obtain indemnification for any Purchaser Indemnifiable Damages to which this Section 7.2 relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 7.1, except as otherwise provided in Section 7.4.  Notwithstanding the foregoing, claims subject to the Indemnification Cap shall toll both the Indemnification Period and the dollar amount of the Indemnification Cap at the time each such claim is made (i.e., the Indemnification Period will not expire if the covered claim was made prior to the end of the 2 year period but the claim is still in existence at the end of such 2 year period due to the need to investigate the claim, litigation regarding the claim, etc.) and the amount of the Indemnification Cap will not be reduced (i.e., if a covered claim is made in month 1 when the Indemnification Cap is $1,500,000 but due to the need to investigate, litigation, etc., the claim is still in existence in month 24, the amount of the Indemnification Cap is tolled at $1,500,000 and is not reduced to 1/24 of such amount).   Such tolling shall occur with respect to each covered claim separately, when made.  Thus, the first claim made shall not toll the Indemnification Period or the dollar limit of the Indemnification Cap for any subsequent covered claims.  As such, the dollar amount covered under the Indemnification Cap will differ depending upon the time when each covered claim is made.

                7.3           Indemnification of the Seller.  Company and Purchaser, joint and severally, agree to hold harmless, defend and indemnify Seller from and against any and all damage, loss, liability and expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant; and (D) all amounts not covered by insurance) incurred or suffered by Seller arising out of (i) any breach of the representations, warranties, covenants or agreements of Purchaser set forth herein (ii) any failure by Purchaser and Systems to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by Purchaser as set forth herein (the “Seller Indemnifiable Damages”).  Notwithstanding the foregoing, neither Company nor Purchaser shall be obligated to indemnify Seller for Seller Indemnifiable Damages that exceed the Indemnification Cap.  The Seller may obtain indemnification for any Seller Indemnificable Damages to which this Section 7.3 relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 7.1.

7.4           Exclusion of Purchaser Indemnifiable Damages from Indemnification Period and Indemnification Cap. Notwithstanding anything in this Agreement to the contrary, neither the Indemnification Period nor the Indemnification Cap shall apply to limit Purchaser Indemnifiable Damages with respect to claims of the Company or Purchaser:

(i)                                     under Section 7.2(iii);

(ii)                                  under Section 7.2(iv);

(iii)                               arising out of or related to a breach of the representations, warranties, covenants or agreements set forth in Sections  2.9, 2.10, 2.38, 5.5(b), 5.5(d) and fraud.

7.5           Indemnification Procedures.  A party seeking indemnification (the “Indemnitee”) shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement.  The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party.  No such notice of assertion of a claim shall satisfy the requirements of this Section 7.5 unless it describes in reasonable detail and in good faith the facts and circumstances, to the extent known by Indemnitee, upon which the asserted claim for indemnification is based.  If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim.  During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of provisional relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so.  The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed.  The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter.  The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims.  In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

ARTICLE 8

MISCELLANEOUS

                8.1           Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements orally or otherwise, have been made by the party(ies), or by anyone acting on behalf of any party, that are not identified herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

                8.2           Arbitration. In the event of a dispute under this Agreement which is not resolved  after good faith negotiation, either the Purchaser or Company may demand arbitration of the matter and the matter shall be settled by arbitration conducted by a single neutral arbitrator.  Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the Judicial Arbitration and Mediation Association (JAMS). The decision shall be written and shall be supported by, as agreed by the parties, either a reasoned award or findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  The prevailing party to an arbitration shall be entitled to recovery from the non-prevailing party of its expenses, the fees of the arbitrator, the administrative costs of the arbitration, and the expenses, including, without limitation, reasonable attorneys’ fees and costs, reasonably incurred by it in connection with the arbitration.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Notwithstanding the foregoing, the parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05.

                8.3           Successors and Assigns.  This Agreement and all documents and agreements referred to herein shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, that to the extent permitted by applicable law, the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates or an affiliate of Jacob Y. Terner, M.D., the sole shareholder of Purchaser; provided, however, that the Purchaser shall remain liable under this Agreement, (ii) designate one or more of its affiliates to perform its obligations hereunder, and (iii) collaterally assign its rights under this Agreement to its lender(s) for collateral purposes.  Any assignment or delegation in contravention of this Section shall be null and void.

                8.4           No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

                8.5           Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

                8.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                8.7           Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) business days hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return- receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Seller:	Mitchell Lew, M.D.
500 Peralta Hills Dr.
Anaheim, CA 92807

With a copy to:	Stephen G. Auer, Esq.
Christensen & Auer
225 South Lake Avenue, 9th Floor
Pasadena, California 91101

If to Purchaser:	Prospect Medical Group, Inc.
1920 East 17th Street Suite 200
Santa Ana, California 92705
Attn: Jacob Y. Terner, M.D.

With a copy to:	Prospect Medical Holdings, Inc.
400 Corporate Pointe, #525
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D.

and	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

                8.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                8.9           Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

                8.10         Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

                8.11         Fees and Expenses.  Except as otherwise explicitly set forth herein, each party shall bear its own expenses including, without limitation, attorneys’ and accountants’ fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

                8.12         Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules to be delivered at the execution of this Agreement or upon the Closing Date.

                8.13         Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

                8.14         Attorneys’ Fees.  Should any party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by a declaration of rights hereunder including without limitation arbitration, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

                8.15         Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transaction contemplated by this Agreement and the intentions of the parties hereto.

                8.16         References to Dollars.  All references to “dollars” and “$” shall mean United States dollars.

                8.17         Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and the singular to include the plural and references to the words “and” and “or” shall be deemed to include the inclusive usage “and/or.”

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

                IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“Purchaser”

PROSPECT MEDICAL GROUP, INC.

By:
Jacob Y. Terner, M.D.,
Chief Executive Officer

“Company”

GENESIS HEALTHCARE OF SOUTHERN CALIFORNIA, INC., A MEDICAL GROUP

By:
Mitchell W. Lew, M.D.,
Chief Executive Officer

“Seller”

Mitchell W. Lew, M.D.

SPOUSAL JOINDER AND CONSENT TO STOCK PURCHASE AGREEMENT

I am the spouse of Mitchell W. Lew, M.D., Seller.  To the extent that I have any interest in any of the Stock (as that term is defined in the Stock Purchase Agreement dated November 1, 2005 between my spouse as Seller, Genesis Healthcare of Southern California, a Medical Group, and Prospect Medical Group, Inc., as Purchaser (the “Agreement”)), I hereby join in the Agreement and agree to be bound by its terms and conditions to the same extent as my spouse. I have read the Agreement, understand its terms and conditions, and to the extent that I have felt it necessary, I have retained independent legal counsel to advise me concerning the legal effect of this Agreement and this Spousal Joinder and Consent.

I understand and acknowledge that Purchaser is significantly relying on the validity and accuracy of this Spousal Joinder and Consent in entering into this Agreement.

Executed this 1st  day of November, 2005

Signature:

Printed or Typed Name: